Exhibit 99.1

AT VITAL IMAGES:

Susan A. Wood

Executive Vice President, Marketing

(952) 487-9500

www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES INTRODUCES VITAL SOLUTIONS AT 91ST SCIENTIFIC ASSEMBLY

AND ANNUAL MEETING OF THE RSNA

Vitrea® - Quality Rendering and Speed Accessible with Remote Viewing

CHICAGO, Nov. 28, 2005 - Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced its comprehensive ViTAL Solutions portfolio for the 91st Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA), November 27-December 1. The company will highlight Vitrea-quality rendering performance and workflow restore in ViTALConnect™, the company’s Web-based analysis and distribution solution, and enhancements to clinical applications within its flagship Vitrea® and ViTALCardia solutions. These combined solution components deliver a scalable and customizable enterprise-wide advanced visualization and analysis solution and enable their customary inclusion into expanded clinical review.

“Vital Images is known as a superior provider of advanced visualization and analysis tools,” said Paul J. Chang, M.D., director, radiology informatics at the University of Pittsburgh Medical Center.  “The company clearly understands the need for these tools throughout the complete enterprise workflow, from the radiology technologist, to the PACS (picture archiving and communications systems), to the referring clinicians.  With Vital Images’ increased integration capabilities and Web-based deployment of ViTALConnect, advanced analysis can be distributed anywhere it is required.”

ViTAL Solutions Components Featured at RSNA include:

Vitrea®

Vitrea® will highlight CAD-driven (computer-aided detection) workflow optimization and feature improvements to ViTAL’s market-leading clinical applications as well as support for the large datasets increasingly customary in routine clinical review.  Vitrea will be shown integrated into many PACS partners’ solutions that provide the benefits of the advanced visualization and analysis, integrated into the PACS review workflow.

ViTALConnect™

ViTALConnect will showcase its server-based rendering with Vitrea-quality rendering and speed.  ViTALConnect will also introduce its software collaboration tools, facilitating interactive communication and clinical collaboration between radiologists and referring physicians, including the ability for remote users to restore the original Vitrea workflow and report.

Partnering with Commissure, an early-stage workflow company, Vital Images is integrating technologies that will enhance the radiologist’s and referring clinician’s workflow by consolidating status information and producing a real-time work list. From this work list, a user may launch directly into a clinical application workflow supplied by Vital Images, which is linked to a voice-driven report authoring system, and create a multi-media report for the clinicians.

ViTALCardia

ViTALCardia is Vital Images’ comprehensive cardiac image analysis solution that addresses the unique requirements for three- and four-dimensional cardiac imaging and review.  ViTALCardia will highlight usability and feature enhancements including large data support required for cardiac analysis, and easy communication throughout the enterprise with customizable cardiac reports.  Components of ViTALCardia include: CT Cardiac, General Vessel Probe, Cardiac Functional Analysis, VScore™ for coronary artery calcium scoring, and Automated Vessel Measurement for stenosis measurement.  ViTALCardia can be enabled on ViTALConnect.

The company recently announced a partnership with Medis, featuring the incorporation of the Medis quantitative cardiac MR application to complement Vital Images’ cardiac CT analysis package.

ViTAL Relationships

Vital Images has leveraged its partnership strength and expanded its strategic partnerships, integrating advanced clinical applications with industry-leading PACS solutions.  ViTAL is showcasing PACS relationships with several major PACS providers, including McKesson Imaging Group, Eclipsys, Sectra, and DR Systems.

The company will highlight its CAD partnerships complementing Vitrea’s automated and anticipatory clinical workflow.  Vital Images will feature its long-term relationship with R2 Technology, Inc., featuring automatic lung nodule detection, automatic measurement of temporal change, and pulmonary arterial review.  InnerviewGI™, ViTAL’s CT colonography application, features a work-in-progress application for automated polyp detection and measurement in partnership with Medicsight, PLC.  Vital Images will also display the integration of Confirma’s CADStream application for the automatic detection of breast lesions using MRI.

“Our many partnerships highlighted at the RSNA, underscore Vital Images’ focus on growing, cultivating and extending the reach of our comprehensive ViTAL Solution,” said Jay D. Miller, Vital Images’ president and chief executive officer. “The breadth and depth of these relationships reflect the expansion of the requirement and extent of our ViTAL Solutions in routine clinical review.”

About Vital Images

Headquartered in Minneapolis, Vital Images, Inc. is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in aiding clinical diagnosis and treatment planning.  Vital Images is a recognized innovative leader in medical technology, as indicated by its recent receipt of the Tekne award, which honors companies and innovations that positively impact Minnesota’s technology-based economy. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists’ time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

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